Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of:
Seanergy Maritime Holdings Corp.
We consent to the inclusion in the foregoing Registration Statement on Amendment No. 5 to Form F-1, of our report dated March 12, 2008 relating to the financial statements of Seanergy Maritime Corp. as of and for the year ended December 31, 2007, and for the period from August 15, 2006 (Inception) to December 31, 2006, which appears in the Seanergy Maritime Holdings Corp. Registration Statement on Amendment No. 5 to Form F-1. We also consent to the reference to our firm under the caption “Experts”.
Weinberg & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
January 26, 2010